Exhibit 99.1

FOR IMMEDIATE RELEASE

Forum Energy Technologies Announces $300 Million Offering of Senior Unsecured Notes

HOUSTON, Texas, September 23, 2013 - Forum Energy Technologies, Inc. (NYSE: FET) (the “Company”), announced today that, subject to market and other conditions, it intends to offer $300 million aggregate principal amount of senior unsecured notes due 2021 to eligible purchasers in a private placement under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The Company intends to use the net proceeds from the offering to repay all amounts outstanding under the term loan portion of its credit facility and to reduce borrowings outstanding under the revolving portion of its credit facility.

The securities to be offered have not been registered under the Securities Act or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forum Energy Technologies, Inc., headquartered in Houston, Texas, is a global provider of manufactured technologies and applied products to the energy industry.

Investor Contact
Forum Energy Technologies, Inc.
Mark Traylor
Vice President, Investor Relations and Planning
281.368.1108
mark.traylor@f-e-t.com

Media Contact
Forum Energy Technologies, Inc.
Donna Smith
Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com